Exhibit 10.01
Steven Neil
26343 Esperanza Drive
Los Altos Hills, CA 94022
Dear Steve:
We are pleased to offer you the position of Executive Vice President, Chief Financial and Administrative Officer with Diamond Foods, Inc. (“Diamond” or the “Company”). In this position you will report to Michael Mendes, CEO/President. The terms and conditions of our offer are as follows:
Start Date: We anticipate that your start date will be March 1, 2008.
Compensation:
Annual Base Salary:
$400,000.00 annualized base salary (Exempt), payable in accordance with standard Company payroll practices.
Bonus Incentive Program:
You will participate in the Annual Incentive Plan, which is designed to reward outstanding performance. Your position is eligible for a maximum 70% bonus potential depending on your performance against your individual goals, which in turn support the overall corporate goals. For fiscal 2008, you will be guaranteed the maximum bonus amount of 70% of your annual base salary, prorated for the portion of fiscal 2008 during which you were employed with Diamond.
Signing Bonus:
Diamond will pay you a signing bonus of $25,000, payable on commencement of your employment with Diamond. In addition, Diamond will pay you an additional $25,000 bonus on the six-month anniversary of your first date of employment with Diamond.
Equity Awards: At the next meeting of the Board of Directors, I will recommend that you be granted an option to purchase 45,000 shares of common stock and 45,000 shares of restricted stock. If these grants are approved, the exercise price for the options will be Diamond’s closing price on the date the Board approves your grant, and your purchase price for the restricted stock would be $0.001 per share.
The options will vest and become exercisable over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant, and the remaining shares vesting ratably on a quarterly basis over the 36-month period following the first anniversary of the date of grant. The restricted stock will vest over a four-year period, with 25% of the restricted stock vesting on each anniversary of your date of grant. The option and restricted stock will require your completion of applicable grant documents, which provide that vesting is subject to you remaining in continuous service as an employee of Diamond through each vest date.
Performance Evaluation/Salary Review:
An evaluation of your performance against the Company’s expectations, along with financial consideration, will be conducted in accordance with the annual salary plan around September 2008.
Health & Welfare Benefits:
Eligibility for Diamond Foods, Inc. Health & Welfare Benefits commences on the first day of employment. Plan description of these benefits will be provided under separate cover during orientation.
Group Medical: Blue Cross
Group Dental Insurance: Delta Dental
Group Vision Insurance: Vision Service Plan (VSP)
Group Life Insurance: The Company provides basic life insurance at one (1) times your annual base salary. We offer the option to purchase additional voluntary life insurance at competitive group rates.
Long & Short Term Disability: The Company will provide both of these plans for you at no cost.
IRS Section 125: You will be provided the opportunity to participate in three (3) optional plans — (a) for pre-tax employee co-share premiums; (b) Tax-free Medical Flexible Spending Account (FSA) up to $2,600 per year; or (c) Tax-free Dependent Care Flexible Spending Account (FSA) up to $5,000 per year.
Exec-u-Care: You will be eligible to participate in the Company’s Exec-u-Care program, which provides for additional health and medical reimbursements which are not otherwise covered by our Group Medical program.
The Retirement Program:
Diamond has a Savings and Investment Plan, which is a 401k plan, with the following terms:
a.	You will be vested at 100% on your first day of eligibility after 6 months of employment and worked 1,000 hours.

b.	Company will make a contribution equal to 3% of employee’s base salary on a quarterly basis after six (6) months of employment.
Other Benefits:
Holidays: Ten (10) paid holidays per year.
Paid Time Off (PTO) Annual Accrual:

Date of Hire — completing 4 yrs.	4.615 hrs/pay period = 3 weeks/year
5 years — completing 14 yrs.	6.154 hrs/pay period = 4 weeks/year
15 or more years	7.692 hrs/pay period = 5 weeks/year
Change of Control/Severance Agreement: Upon approval by the Board of Directors, the Company will enter into its standard form of Change of Control/Severance Agreement with you. The form of the agreement is attached to this letter.
Company Automobile: Diamond will pay you a monthly car allowance of $1,000 to cover a car and car expenses.
Financial Planning: Diamond provides its senior level executives with a financial planning service for tax preparation, financial consulting and education. We partner with Ayco, a Goldman Sachs company, to provide these services.
Obligations of Employee During & After Employment:
Records: All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you shall prepare or use or come into contract with, shall remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and shall not be removed from the premises without the written consent of the Company, and shall be promptly returned upon termination of employment.
Competitors of the Company: You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company. You therefore agree that you shall not accept employment with, nor provide any form of service for, any company that competes with the business of the Company during and for one year after termination of your employment with the Company.
Non-Solicitation
During your employment with the Company and for a period of one year after termination, for any reason, you agree that you will not, directly or indirectly (i) solicit any employee of the Company to leave the employment of the Company or (ii) induce or attempt to induce, any customer or supplier of the Company to cease doing business with the Company.
Steve, we believe this outlines the primary components related to your employment with the Company. Upon commencement of your employment, we will have additional employment for you to sign, including company policies. It is our practice to make this offer contingent upon a successful post-offer drug screen, background and reference check. We are looking forward to having the opportunity of developing a meaningful business relationship. Should you accept our offer of employment, please sign, date and return the original copy of this letter to the Company, we have included a copy of this letter for your files.
Sincerely,
DIAMOND FOODS, INC.

/s/ Michael Mendes
Michael Mendes
CEO/President
Diamond Foods, Inc. operates under an employment-at-will concept, which means either party may terminate the employment relationship at any time, with or without cause and with or without notice. In addition, no statements made in this offer letter are meant to imply or state a guarantee of continued employment. It is also understood that this is a contingent offer, contingent on a successful drug screen and background check. If any part of the terms set forth in this letter is determined to be unenforceable, including without limitation the section entitled “Competitors of the Company,” the remaining terms shall not be affected and shall remain fully enforceable.

Acceptance:	/s/ Steve Neil
Steven Neil
cc: Personnel File